Exhibit 99.1

Press Release

SemGroup Energy Partners, L.P. Completes

Acquisition from SemMaterials, L.P.; Names New Officer

Tulsa, Okla. – February 20, 2008 /BUSINESS WIRE/ – SemGroup Energy Partners, L.P. (NASDAQ: SGLP) today completed its previously announced acquisition of 46 U.S. liquid asphalt cement and residual fuel oil terminalling and storage facilities from SemMaterials, L.P. for $378.8 million. SGLP also named Jerry A. Parsons executive vice president – asphalt operations. His appointment is effective immediately.

The terminalling and storage facilities, located in 23 states, have aggregate storage capacity of approximately 6.6 million barrels and represent substantially all domestic liquid asphalt cement and residual fuel oil terminalling and storage facilities owned by SemMaterials, which is a subsidiary of SemGroup, L.P. The acquisition doubles SGLP’s total storage capacity to 13 million barrels.

SGLP financed the acquisition with net proceeds from its recently completed public offering of 6,000,000 common units and incremental borrowings under its amended credit facility.

In connection with the acquisition, SGLP entered into a terminalling and storage agreement with SemMaterials. SemMaterials will pay SGLP a fee that is based on the number of barrels of liquid asphalt cement that SGLP terminals or stores on behalf of SemMaterials, and SemMaterials commits to use SGLP’s services at a level that will provide SGLP with minimum monthly fees totaling $58.9 million annually.

SemMaterials retains ownership of assets involved in the further processing of liquid asphalt cement. It will continue marketing asphalt cement and residual fuel oil, providing customers with infrastructure services, developing road technology innovations, as well as blending, processing and marketing its line of specialty road-paving products.

“This acquisition provides SGLP a nationwide presence in the midstream energy services business sector,” Kevin Foxx, SemGroup Energy Partners president and chief executive officer, said. “We are pleased to have a long-term agreement in place that provides SemMaterials with terminalling and storage services throughout the United States. Jerry Parsons’ extensive energy experience makes him a great addition to SGLP’s team as executive vice president – asphalt operations.”

Parsons, currently vice president, corporate development – North America for SemGroup, L.P., previously was with a subsidiary of Koch Industries for more than 30 years. As Koch Materials’ vice president, business development, he was responsible for growing business operations supplying asphalt cement and related products to the road construction and roofing industries. Parsons’ prior energy industry experience includes refining, trading, crude oil and transportation. In addition to his SGLP appointment, Parsons retains his position with SemGroup.

About SemGroup Energy Partners, L.P.

SemGroup Energy Partners, L.P. is based in Tulsa, Oklahoma. It owns and operates a diversified portfolio of complementary midstream energy assets, including storage facilities, terminals and pipelines, in the United States. SemGroup Energy Partners provides fundamental midstream services: the gathering, transportation, terminalling and storing of energy commodities. A publicly traded master limited partnership, SemGroup Energy Partners’ units are traded on NASDAQ under the symbol SGLP. The general partner of SemGroup Energy Partners is a subsidiary of SemGroup, L.P. For more information, visit the partnership’s Web site www.SGLP.com.

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Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to qualify for the safe harbors from liability provided therein. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside SemGroup Energy Partners’ control, which could cause results to differ materially from those expected by management of SemGroup Energy Partners. Such risks and uncertainties include, but are not limited to, our dependence upon SemGroup, L.P. for a substantial majority of our revenues; our exposure to the credit risk of SemGroup, L.P. and third-party customers; a decrease in the demand for crude oil or finished asphalt products in the areas served by our storage facilities and pipelines; a decrease in the production of crude oil or liquid asphalt cement from areas served by our assets; the availability of, and our ability to consummate, acquisition opportunities; our debt levels and restrictions in our credit facility; general economic, market or business conditions; and other factors and uncertainties inherent in the crude oil gathering, transportation, terminalling and storage business and the liquid asphalt cement terminalling and storage business. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s reports filed with the Securities and Exchange Commission. SemGroup Energy Partners undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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SGLP Investor Relations Contact:

Brian Cropper

Toll Free Phone: 866.490.SGLP (7457)

Phone: 918.524.SGLP (7457)

Email: investor@semgroupenergypartners.com

SemGroup Media Contact:

Susan Dornblaser

Phone: 918.524.8365

Email: sdornblaser@semgrouplp.com